EXHIBIT 10.2

April 6, 2006

Mr. John H. Jungbauer

VP, Finance and CFO

MedicalCV, Inc.

9725 South Robert Trail

Inver Grove Heights, MN 55077

Re:                             Amendment to Executive Employment Agreement

Dear Mr. Jungbauer:

Reference is made to your Executive Employment Agreement with MedicalCV, Inc. (“MedCV” or “we”) dated August 8, 2005 (the “Employment Agreement”) providing for your employment as Vice President, Finance and Chief Financial Officer of MedCV. Following our discussions concerning the future needs of MedCV as we enter into a new stage of growth, we have reached a mutual decision concerning your departure from MedCV. This letter (the ”Agreement”) will address amendments to the Employment Agreement and your severance and transition arrangements. Except as provided in this letter, the following supersedes all other existing arrangements for your employment, compensation and benefits.

1.                                       Termination and Duties.  Section 3.01 of the Employment Agreement is hereby amended and superseded by the following. In lieu of further notice of termination of employment by you or MedCV, it is agreed that, except as provided below, your employment by MedCV will terminate on the date we advise you that MedCV has engaged a new chief financial officer and/or principal accounting officer (the “Termination Date”). We agree, however, that the actual date of termination of your employment shall not be earlier than July 31, 2006. On the date we engage a new chief financial officer or principal accounting officer, you will be deemed to have resigned from all offices held by you with MedCV. If we advise you that we have engaged a new chief financial officer and/or principal accounting officer, you agree that we will also have the right, at our option, to extend your employment (as a non-officer)  through a transition period which we specify in writing, but which shall not continue beyond December 31, 2006, without your consent.. During such transition period, you agree to assist MedCV and such officer as needed in all matters pertaining to accounting and SEC reporting matters. Until the Termination Date, you agree to continue to serve as MedCV’s Vice President, Finance and Chief Financial Officer and will be charged with primary responsibility for coordinating MedCV’s accounting and SEC filings. You and your staff will diligently complete and close MedCV’s accounting for the year ending April 30, 2006; will work with company officers, auditors and legal counsel to prepare and timely file MedCV’s 10-KSB report for such fiscal year; and will sign such 10-KSB and all appropriate certifications thereto. The forgoing is a condition to the payment of the severance payment to you provided in Paragraph 3.

2.                                       Compensation.  Your base compensation and benefits will continue to be paid to you under the terms of your Employment Agreement at their current rates through the Termination Date and any transition period. Except for the severance payment provided below, however, no other bonus or monetary compensation will be paid to you. The foregoing supersedes Sections 4.01, 4.02 and 6.01 of the Employment Agreement.

3.                                       Special Severance Payment.  Under the terms of the Employment Agreement, you have the right to terminate your employment upon 60 days prior notice and are entitled to a severance payment equal to six months of your base compensation. We desire to have a smooth transition of your duties to a new chief financial officer. Therefore, conditioned upon your performance of this Agreement, MedCV will pay an additional severance amount equal to $100,000. The severance amounts hereunder shall be payable $100,000 (under your Employment Agreement) on the Termination Date, and the special payment ($100,000) on January 2, 2007. MedCV will also pay you the severance benefits provided in Section 7.01(a) and (b) of the Employment Agreement. All amounts payable to you will be reduced by applicable withholdings.

4.                                       Amendment to Stock Option.  Your current stock options for the purchase of 1,440,131 shares of MedCV Common Stock provide that you have three months following termination of employment to exercise the vested portions thereof. Approximately 440,666 will be vested as of July 1, 2006. In consideration of your agreements contained in this letter, it is agreed that your stock option agreements will be amended, effective upon your execution of this Agreement, to provide that your options, to the extent vested upon termination of your employment, will be exercisable for a period of twelve months following the termination of your employment. If required by any underwriter or agent in connection with the sale of our securities, during such 12-month period, you agree to abide by and enter into any form of share lock-up agreement that is entered into by any other executive officer of MedCV. In the event you enter into such lock-up agreement, the exercise period of your options will be extended for at least 90 days following the termination of any lock-up period to enable you to exercise your option.

5.                                       Revocation.  You have twenty-one (21) days from the date you receive this Agreement to consider whether to sign this Agreement (not including the day you receive it), and are advised in writing by this paragraph to consult an attorney as part of the consideration process. The 21-day consideration period thus expires at the end of the day on April 28, 2006. If you sign this Agreement before the expiration of the 21-day period, you do so because you do not need additional time beyond the signature date to decide whether to enter into this Agreement. You acknowledge that once you execute this Agreement, you may, if you choose, revoke the Agreement within fifteen (15) days after the date on which you signed it. (The parties hereto agree that this 15-day revocation period includes, and is not in addition to, the seven-day consideration period required by the Age Discrimination in Employment Act.)  If you choose to revoke, written notice of revocation must be delivered either in person, or mailed by certified mail, return receipt requested, and properly addressed to:

Marc P. Flores

President and Chief Executive Officer

MedicalCV, Inc.

9725 South Robert Trail

Inver Grove Heights, MN 55077

If mailed, the written notice of revocation must be postmarked within the 15-day period. If you do not timely revoke your execution of this Agreement, then the sixteenth day following the date of your execution will be the “Effective Date” of this Agreement. By executing this Agreement, you represent that you understand the terms and effect of this Agreement and enter into it willingly, knowingly, and voluntarily.

6.                                       Release.  You, on behalf of yourself, your heirs, successors, agents, assigns, and all other persons who could assert a claim based on a relationship with you and/or dealings with MedCV, waive and release and promise never to assert any or all claims that exist or might exist against MedCV, its related business entities, and their current and former shareholders, directors, officers, employees, agents, attorneys, insurers, and assigns, prior to the your signing of this Agreement. These claims include, but are not limited to, claims arising under federal, state or local statutes, ordinances, regulations, rules, or common law, including but not limited to the following (as amended): Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Americans with Disabilities Act; the Age Discrimination in Employment Act; the Family Medical Leave Act; the Employee Retirement Income Security Act; any state statute or law governing employment, discrimination, or harassment in employment or governing termination of employment, including but not limited to the Minnesota Human Rights Act, or similar state statutes or local ordinances; the law of contract and tort including but not limited to claims for defamation, fraud or misrepresentation, breach of privacy, assault, battery, intentional or negligent infliction of emotional distress, promissory estoppel, or any quasi-contractual theory or any other theory arising under the common law; and any claims for attorney’s fees, costs, or disbursements, or any action in equity, all to the fullest extent permitted by law. You represent and warrant that you have not assigned any such claims to anyone else. You further agree to the extent permitted by law not to sue or commence any other legal or equitable actions against MedCV, except to enforce this Agreement. You acknowledge and agree that this Agreement, including the extension of the exercise period of your options and the special severance payment to you provided in Paragraph 3, provided herein constitutes a fair, sufficient, and adequate consideration for promises in this Agreement.

MedCV hereby releases you from all claims, liabilities or causes of action (collectively, “Claims”) known to MedCV on the date hereof; provided, however, that your release shall not apply to Claims (i) arising out of the enforcement of this Agreement or your Employment Agreement; or (ii) arising from claims made by third parties.

7.                                       Litigation Support.  Within the forty-eight (48) month period following the Termination Date, you will comply with any reasonable request by MedCV or its attorneys to assist in connection with pending or future litigation or charges involving MedCV, including but not limited to matters involving any past or present agent or employee of MedCV, involving another business entity, or involving any other MedCV-affiliated entity, parent, or successor. MedCV will reimburse you for all reasonable, out-of-pocket expenses incurred in providing such assistance. If you are requested to perform services in excess of eighty (80) hours during such period, MedCV will reimburse you at the rate of $100.00 per hour.

8.                                       Miscellaneous.  This Agreement and the documents it references constitute the entire agreement between you and MedCV with respect to the matters covered and except for the last sentence of this paragraph, supersedes all prior and contemporaneous agreements, representations, and understandings of the parties with respect to the subject matter of this Agreement, including but not limited to any previously-existing contract, agreement, understanding, practice, or policy (oral or written) relating to separation or severance pay in the event of termination of employment, except that the benefit plans that you participate in shall remain in full force and effect for as long as you participate in any such benefit plan. Except as provided in this Agreement, the remaining provisions of your Employment Agreement not inconsistent with this Agreement will remain in effect in accordance with their terms.

If any provision of this Agreement is held to be void, voidable, unlawful, or unenforceable, the remaining portions of this Agreement will continue in full force and effect. Notwithstanding the foregoing, if your releases of claims set forth in Paragraph 6 are held to be invalid or unenforceable, then at its option, MedCV may declare the Agreement null and void and recover from you the payments and benefits provided under Section 3 above.

MEDICALCV, INC.

By:	/s/ Marc P. Flores
Marc P. Flores
President and Chief Executive Officer

/s/ John H. Jungbauer
John H. Jungbauer